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                                                                    EXHIBIT 99.2

                                 PRESS RELEASE


     Showscan Entertainment Inc. Announces Voluntary Petition to Reorganize

LOS ANGELES, CA - (PR NEWSWIRE) - August 15, 2000 -- Showscan Entertainment (OTC BB: SHOW.OB) today announced that it has filed a voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code. Under Chapter 11, Showscan will continue to operate its businesses under court protection, while working out a plan for reorganization. The petition was filed in the U.S. Bankruptcy Court for the Central District of California.

To facilitate the Company's restructuring activities, Showscan's Board of Directors determined that seeking voluntary reorganization was in the best interests of the Company and its shareholders. The Company's single largest creditor, a Swiss financial institution, has formally agreed to work cooperatively with Showscan's management to assist in future operations.

Dennis Pope, Showscan President and Chief Executive Officer, said, "While the decision to file was a difficult one, it represents the best alternative for Showscan at this time. This filing will allow us to minimize the impacts on our day-to-day operations."

Mr. Pope further noted, "We are very grateful for the support that our customers, our suppliers and our worldwide business partners have shown for us during this difficult period. We are especially thankful for the continued loyalty and support of our dedicated employees."

Mr. Pope added, "We will do our best to ensure that there will be no significant disruption of our ongoing business activities, including film licensing and distribution, customer services and technical support, marketing and attraction sales, or of our ability to serve our customers, both present and future."
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Showscan
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Showscan is an international leader in production, distribution and exhibition of exciting movie-based attractions shown in large format theatres worldwide. Showscan's simulation attractions and special venue theatres are open or under construction in 24 countries around the globe, located in theme parks, cinema multiplexes, expos, festivals, world fairs, resorts, shopping centers, casinos, museums, location based and family entertainment centers, and other tourist destinations. It is estimated that over 100 million people worldwide have experienced a Showscan Entertainment attraction. Showscan has created business alliances and relationships with some of the leading companies in the entertainment industry worldwide. The Showscan camera system, used by Showscan in creating the world's premier entertainment attractions and experiences, was awarded a Scientific and Engineering Achievement Academy Award (TM) in 1993 by the Academy of Motion Picture Arts and Sciences. For more information, visit Showscan on the Internet at www.showscan.com.
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This release contains statements that constitute "forward-looking statements"
within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in forward-looking statements, including but not limited to: the number and timing of sales and/or installations of Showscan attractions, the development and/or acceptance of new products, the impact of competition on the company's products and/or pricing, the success of the company's software and Showscan's ability to implement a reorganization plan, including its ability to obtain additional financing. In addition, readers are urged to carefully review the risk factors discussed in the documents that the company files from time to time with the Securities and Exchange Commission.


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